                                                                  EXHIBIT (2)(a)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                              RELTEC Corporation
                                      at
                               $29.50 Per Share
                                      by
                             GEC Acquisition Corp.
                         A Wholly Owned Subsidiary of

                               GEC Incorporated
                         A Wholly Owned Subsidiary of

                     The General Electric Company, p.l.c.
     (Not affiliated with the U.S. based corporation with a similar name)

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, APRIL 1, 1999, UNLESS THE OFFER IS EXTENDED.

 THE  BOARD   OF  DIRECTORS  OF   RELTEC  CORPORATION  (THE   "COMPANY")  HAS
   UNANIMOUSLY APPROVED  THE OFFER  AND THE MERGER  REFERRED TO  HEREIN AND
    DETERMINED THAT  THE TERMS OF  THE OFFER AND  THE MERGER ARE  FAIR TO,
      AND IN THE BEST INTERESTS OF,  THE STOCKHOLDERS OF THE COMPANY AND
       RECOMMENDS  THAT THE  STOCKHOLDERS ACCEPT THE  OFFER AND  TENDER
         THEIR SHARES (AS DEFINED HEREIN).

 THE OFFER  IS  CONDITIONED UPON,  AMONG  OTHER THINGS,  THERE  BEING VALIDLY
  TENDERED  AND NOT  WITHDRAWN PRIOR  TO THE  EXPIRATION OF  THE  OFFER SUCH
   NUMBER  OF SHARES  THAT  WOULD CONSTITUTE  AT LEAST  A  MAJORITY OF  ALL
    OUTSTANDING  SHARES ON A FULLY DILUTED BASIS. CERTAIN  STOCKHOLDERS OF
      THE COMPANY AFFILIATED  WITH KOHLBERG  KRAVIS ROBERTS  & CO.,  L.P.
       THAT COLLECTIVELY  OWN  APPROXIMATELY 81.2%  OF  ALL OUTSTANDING
        SHARES HAVE AGREED TO SELL THEIR SHARES IN THE OFFER.

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

  If a stockholder desires to tender Shares and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration of the Offer, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                     The Dealer Manager for the Offer is:

                     CREDIT        FIRST
                     SUISSE        BOSTON

March 5, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 Introduction............................................................   1
  1. Terms of the Offer.................................................    3
  2. Procedure for Tendering Shares.....................................    4
  3. Withdrawal Rights..................................................    7
  4. Acceptance for Payment and Payment.................................    7
  5. Certain Federal Income Tax Consequences............................    9
  6. Price Range of the Shares; Dividends on the Shares.................   10
  7. Effect of the Offer on the Market for the Shares; Stock Quotation;
     Exchange Act Registration; Margin Regulations......................   11
  8. Certain Information Concerning the Company.........................   12
  9. Certain Information Concerning the Purchaser, Parent and GEC,
     p.l.c. ............................................................   15
 10. Source and Amount of Funds.........................................   16
 11. Contacts and Transactions with the Company; Background of the
     Offer..............................................................   17
 12. Purpose of the Offer; The Merger Agreement; Stockholder Agreement;
     Plans for the Company..............................................   18
 13. Dividends and Distributions........................................   29
 14. Certain Conditions of the Offer....................................   30
 15. Certain Legal Matters..............................................   32
 16. Fees and Expenses..................................................   35
 17. Miscellaneous......................................................   35
 Schedule I--Directors and Executive Officers

To the Holders of Shares of
RELTEC Corporation:

                                 INTRODUCTION

  GEC Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of GEC Incorporated, a Delaware corporation ("Parent"), which is a wholly owned subsidiary of The General Electric Company, p.l.c., a public limited company organized under the laws of England and Wales ("GEC, p.l.c."), hereby offers to purchase all outstanding shares of Common Stock (the "Common Stock"), par value $.01 per share (the "Shares"), of RELTEC Corporation, a Delaware corporation (the "Company"), at $29.50 per Share (the "Offer Price"), in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 1, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company (the "Surviving Corporation") surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or any indirect wholly owned subsidiary of Parent or of the Company) will be converted into the right to receive $29.50 in cash (the "Per Share Merger Consideration"), without interest thereon. The Merger Agreement provides that the Purchaser may assign its rights and obligations (including the right to purchase Shares in the Offer), in whole or in part, to any direct or indirect subsidiary of GEC, p.l.c. (or the successor to the non-defense business of GEC, p.l.c.) so long as the transferee agrees in writing to be bound by the Merger Agreement, but no such assignment shall relieve Parent or the Purchaser of its obligations under the Merger Agreement if such transferee does not perform such obligations. The Merger is subject to a number of conditions, including the adoption of the Merger Agreement by stockholders of the Company, if required by applicable law. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

  Simultaneously with entering into the Merger Agreement, Parent, the Purchaser and CMT Associates, L.P., KKR Partners II, L.P. and KKR Associates, L.P. (collectively, the "Principal Stockholders") entered into the Stockholder Agreement and Proxy dated as of March 1, 1999 (the "Stockholder Agreement"), whereby each Principal Stockholder has agreed, among other things, to sell its Shares in the Offer at the Offer Price. The Principal Stockholders are affiliates of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), and they collectively own 45,831,283 Shares (approximately 81.2% of all outstanding Shares). In addition, the Principal Stockholders have agreed to exercise rights to require holders of an additional 4,590,259 Shares (approximately 8.1% of all outstanding Shares) to tender their Shares. These obligations would not be affected by any revision in the Company's position concerning the Offer or the Merger. Therefore, as described in greater detail below, the effect of the Stockholder Agreement is that at the expiration of the Offer, the Purchaser should acquire enough of the outstanding Shares to satisfy the Minimum Condition (as defined below) and to effect the Merger under Delaware law. See Section 12.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Shareholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. Parent will pay all fees and expenses of Credit Suisse First Boston Corporation, which is acting as Dealer Manager ("Credit Suisse First Boston" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  The Board of Directors of the Company (the "Board") has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer. The factors considered by the Board in arriving at its decision to approve the Offer and the Merger and to recommend that stockholders of the Company accept the Offer and tender their Shares are described in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company herewith.

  The Company has advised Parent and the Purchaser that each member of the Board and each of the Company's executive officers intends to tender all Shares owned by such persons pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Each of the Company's financial advisors, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., has delivered to the Board a written opinion dated February 28, 1999 to the effect that, as of such date and based upon and subject to certain matters stated in their respective opinions, the $29.50 per Share consideration to be received in the Offer and the Merger by holders of Shares (other than Parent and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Such opinions are set forth in full as annexes to the Schedule 14D-9 and should be read carefully in their entirety.

  The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of all outstanding Shares on a fully diluted basis (the "Minimum Condition"), (b) any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer having expired or been terminated (the "HSR Act Condition") and (c) receiving certain regulatory and antitrust clearances from the applicable authorities in Canada, Germany, Italy and the United Kingdom (together with the HSR Act Condition, the "Regulatory Conditions"). The Purchaser reserves the right (subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "SEC")) to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the minimum number of Shares necessary to satisfy the Minimum Condition. The Purchaser may not waive the Minimum Condition without the consent of the Company, and neither the Purchaser nor the Company currently intends to waive the Minimum Condition. At the time the Principal Stockholders tender their Shares in accordance with the Stockholder Agreement, the Minimum Condition will be satisfied. For purposes herein, Shares on a fully diluted basis means all outstanding Shares, after giving effect to the exercise or conversion of all options, warrants, rights and securities exercisable or convertible into Shares other than options that are not exercisable during the term of the Offer. See Sections 1 and 14.

  The Company has informed the Purchaser that, as of February 19, 1999, there were 56,420,703 Shares outstanding and 4,287,824 Shares authorized for issuance pursuant to the exercise of outstanding options to purchase Shares, which are exercisable prior to expiration of the Offer ("Stock Options"). As a result, as of such date, the Minimum Condition would be satisfied if the Purchaser acquired 30,354,264 Shares (assuming all such Stock Options are exercised). As noted above, the Principal Stockholders collectively own 45,831,283 Shares, and pursuant to the Stockholder Agreement, the Principal Stockholders agreed to sell all these Shares in the Offer. In addition, the Principal Stockholders have agreed to exercise rights to require holders of an additional 4,590,259 Shares to tender their Shares in the Offer.

  Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. Terms of the Offer

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, April 1, 1999, unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  In the Merger Agreement, the Purchaser has agreed that it will not, without the consent of the Company, waive the Minimum Condition. The Purchaser expressly reserves the right to modify the terms of the Offer, provided that, unless previously approved by the Company in writing, no change may be made that decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes additional conditions to the Offer, changes the expiration date of the Offer or otherwise amends, adds or waives any term or condition of the Offer in any manner adverse to the holders of Shares.

  Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived,
(ii) extend the Offer for a period of not more than 5 business days beyond the expiration date that would otherwise be permitted under clause (i) of this sentence, if on the date of such extension (x) less than 90% of the Shares on a fully diluted basis have been validly tendered and not properly withdrawn pursuant to the Offer and (y) Purchaser has permanently waived all of the other conditions to the Offer (other than the condition requiring, among other things, that no law or court order prohibiting the completion of the Offer is in effect), and (iii) extend the Offer for any period required by any regulation, rule, interpretation or position of the SEC or the staff thereof applicable to the Offer. If, on any scheduled expiration date of the Offer but prior to July 1, 1999, the Regulatory Conditions have not been satisfied or waived, at the written request of the Company, the Purchaser shall, from time to time, extend the expiration date of the Offer for the period set forth in such written requests.

  Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) except as set forth above, amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer.

  If by 12:00 Midnight, New York City time, on Thursday, April 1, 1999 (or any date or time then set as the Expiration Date), any of or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the SEC, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Condition, waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend the Offer and, subject to the right of stockholders to withdraw shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer, except if required to do so. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, subject to the Merger Agreement, a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

  The Company has provided or will provide the Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedure for Tendering Shares

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of such delivery, including an Agent's Message (as defined below), must be received by the Depositary), in each case prior to the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) of Shares (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. ("NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. Under no circumstances will any interest be paid on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 1, 1999. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, GEC, p.l.c., the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. Withdrawal Rights

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Monday, May 3, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, GEC, p.l.c., the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. Acceptance for Payment and Payment

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 3, promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser in its sole discretion, which determination will be final and binding. See

Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer.

  GEC, p.l.c. will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the day such form is filed, unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from GEC, p.l.c. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by GEC, p.l.c. with such request. See Section 15.

  GEC, p.l.c. will also file a short-form pre-merger notification filing and a request for an advance ruling certificate with respect to the Offer under Part IX and section 102 of the Competition Act (Canada), respectively. The waiting period under the Competition Act (Canada) will expire at 11:59, New York time, on the seventh day after the day such filing is made and receipted by the Canadian Competition Bureau. However, the Director of Investigation and Research (the "Director") of the Competition Bureau may request a long-form pre-merger notification filing under Part IX of the Competition Act (Canada) within the initial seven day waiting period referred to above, which would have the effect of extending the statutory waiting period an additional 21 days from the day a long-form filing is receipted by the Competition Bureau. Parent and the Purchaser believe the request for a long-form pre-merger notification filing is unlikely; however, no assurances can be made in this regard. See Section 15.

  In addition, GEC, p.l.c. is seeking confirmation, in terms satisfactory to GEC, p.l.c. and the Company, from the UK Office of Fair Trading ("OFT") that it is not the intention of the U.K. Secretary of State for Trade and Industry ("Secretary of State") to refer the proposed acquisition of the Company to the U.K. Monopolies and Mergers Commission ("MMC") under the U.K. Fair Trading Act 1973. There is an informal timetable of up to 45 working days from the date of notification for the Secretary of State to make his decision.

  The proposed acquisition of the Company is also being notified to the German Federal Cartel Office ("FCO") pursuant to the German Act Against Restraints on Competition (the "German Act"). The FCO has one month from the date of notification under the German Act to notify the parties that it has entered into a detailed examination of the proposed acquisition (which can last a maximum of a further three months) or confirm that the conditions for a prohibition in section 36 paragraph 1 of the German Act are not fulfilled.

  Finally, the proposed acquisition of the Company is being notified to the Italian Autorita Garante della Concorrenza e del Mercato (the "Italian Authority") under Law no.287 of October 10, 1990. The Italian Authority has 30 days from the date of notification (with the ability to suspend such 30 day term if the information supplied with the notification is incomplete) to notify the parties that it intends to initiate a second stage investigation of the acquisition of the Company or any matters arising therefrom under Article 16 of Law no. 287 of October 10, 1990 (which can last a maximum of a further 75 days, in the case of an opening of a second stage investigation) or to clear the acquisition.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other holder of Shares pursuant to the Offer.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the purchase price of any Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares (whether before or after its acceptance for payment of Shares) or it is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to an affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Certain Federal Income Tax Consequences

  The following is a general discussion of certain United States Federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. Except as specifically noted, this discussion applies only to a U.S. Holder.

  A "U.S. Holder" means a holder of Shares that is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. A "Non-U.S. Holder" is a holder of Shares that is not a U.S. Holder.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares purchased pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares purchased pursuant to the Offer (or canceled pursuant to the Merger).

  Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to a maximum Federal income tax rate of (i) 39.6% if, at the time the Purchaser accepts the Shares for payment (or the Shares are canceled pursuant to the Merger) the stockholder held the Shares for not more than one year and (ii) 20% if the stockholder held such Shares for more than one year at such time. Capital gains of corporations generally are taxed at the Federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

  A stockholder that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "--Backup Withholding" under Section 2.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

  The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as Non-U.S. Holders, life insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction and persons that have a functional currency other than the U.S. dollar, and may not apply to a holder of Shares in light of individual circumstances. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6. Price Range of the Shares; Dividends on the Shares

  The Shares are quoted on the NYSE under the symbol "RLT".

  The following table sets forth, for each of the periods indicated, the range of high and low last sales prices per Share.

                                                                 Last Sales
                                                              Prices of Shares
                                                              -----------------
   Calendar Year                                                High     Low
   -------------                                              -------- --------
   1998
     First Quarter (From March 13, 1998)..................... $  36.13 $  34.75
     Second Quarter..........................................    49.13    35.00
     Third Quarter...........................................    43.81    11.88
     Fourth Quarter..........................................    25.69    12.75
   1999
     First Quarter (through March 3, 1999)...................    29.38    17.38

  On February 26, 1999, the last full trading day before the first public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE was $21.75 per Share. The Offer Price of $29.50 represents a 36% premium over this closing price. On March 4, 1999, the last full trading day before the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $29.19 per Share.

  The Purchaser has been advised by the Company that the Company has never paid any cash dividends on the Shares.

  Stockholders are urged to obtain current market quotations for the Shares.

7. Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration; Margin Regulations

 Market for the Shares.

  The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

 Stock Quotation.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares, if among other things, the total number of stockholders (including the holders of record and beneficial holders of stock held in the name of NYSE member organizations) were to fall below 400, or such number of total stockholders were to fall below 1,200 and the average monthly trading volume of the Shares were to fall below 100,000, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were not to exceed $8 million. According to the Company, as of February 19, 1999, there were approximately 355 holders of record of Shares and there were 56,420,703 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the Shares are no longer listed, the market for Shares would be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges through the Nasdaq National Market or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

 Exchange Act Registration.

  The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to
Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If public quotation and registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be quoted and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

 Margin Regulations.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

8. Certain Information Concerning the Company

  The Company is a Delaware corporation and was formed in July 1995 by management and certain affiliates of KKR to acquire Reliance Comm/Tec Corporation from Reliance Electric Company, a subsidiary of Rockwell International Corporation. The Company is a leader in the design, manufacture and sale of a broad range of telecommunications systems, products and services. Its Access Systems and Network Components and Services are sold to wireline and wireless service providers and original equipment manufacturers around the globe. The Company operates in North America, Europe, Asia/Pacific and Latin America and has over 6,600 employees worldwide, and its principal offices at 5900 Landerbrook Drive, Suite 300, Cleveland, Ohio 44124-4019.

  Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries, some of which was excerpted from the information contained in the Company's Form S-1 Registration Statement under the Securities Act of 1933, which was filed as part of the Company's initial public offering and contains audited financial statements for the two fiscal years ended December 31, 1997. The following information provided for the year ended December 31, 1998 is based on unaudited financial information furnished by the Company to Parent and reflects all adjustments which are, in the opinion of management, necessary to a fair presentation of the results for the year ended December 31, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                              RELTEC Corporation

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (Dollars in millions, except per share data)

                                                   Year Ended December 31,
                                                  ---------------------------
                                                     1998      1997    1996
                                                  ----------- ------  -------
                                                  (unaudited)
Statement of Operations Data:
Net sales........................................  $1,066.8   $887.2  $ 689.4
Cost of sales(1).................................     757.2    633.4    482.9
                                                   --------   ------  -------
Gross profit.....................................     309.6    253.8    206.5
Operating expenses:
Research and product engineering.................      70.6     55.7     46.5
Selling and administrative.......................     128.4     94.1     75.7
Goodwill and intangible amortization.............      35.7     31.9     24.5
Write-off of acquired in-process research and
 development.....................................      46.0      0.7      8.9
Other expense (income)...........................      27.8     (1.8)    (0.2)
                                                   --------   ------  -------
Total operating expenses.........................     308.5    180.6    155.4
                                                   ========   ======  =======
Operating income.................................       1.1     73.2     51.1
Interest expense, net............................      14.7     18.6     25.6
Income tax provision.............................      22.7     29.6     17.4
Extraordinary charge and cumulative effect of
 change in accounting method, net of tax
 benefit.........................................       --       --       6.3
                                                   --------   ------  -------
Net income (loss)(2).............................  $  (36.3)  $ 25.0  $   1.8
                                                   ========   ======  =======
Basic earnings (loss) per share
  Income (loss) before extraordinary
   charge(3)(4)..................................  $  (0.66)  $ 0.51  $  0.20
  Net income (loss)(4)...........................     (0.66)    0.51     0.04
Diluted earnings (loss) per share
  Income (loss) before extraordinary
   charge(3)(5)..................................     (0.66)    0.50     0.20
  Net income (loss)(5)...........................     (0.66)    0.50     0.04
Other Financial Data:
Net cash (used for) provided by operating
 activities......................................  $   (8.7)  $ 33.9  $  61.6
Net cash used for investing activities...........    (262.9)   (64.2)  (111.9)
Net cash provided by financing activities........     285.5     33.5     54.6
Adjusted EBITDA(6)...............................     139.8    126.1    103.9
Capital expenditures.............................      42.7     26.5     16.9

                                                         December 31,
                                                  ---------------------------
                                                     1998      1997    1996
                                                  ----------- ------  -------
                                                  (unaudited)
Balance Sheet Data:
Working capital..................................  $  218.5   $127.2  $  89.5
Total assets.....................................   1,148.1    804.6    740.3
Total long-term obligations(7)...................     395.4    285.4    313.0
Stockholders' equity.............................     490.0    343.5    270.0

--------
(1) For the years ended December 31, 1998 and 1996, cost of sales includes nonrecurring purchase accounting charges of $5.1 million and $1.3 million, respectively, related to the write-off of inventory acquisition step-up.
(2) The Company's net loss for the year ended December 31, 1998 includes nonrecurring charges of $46.0 million of acquired in-process research and development charges, $5.1 million of acquired inventory acquisition step-up charges, $9.0 million of restructuring and other charges, $20.5 million of charges related to litigation and $1.5 million of gain related to the favorable settlement of accrued contract termination costs. The Company's net income for the year ended

   December 31, 1997 includes nonrecurring charges of $0.7 million of acquired in-process research and development charges, $6.5 million of gain on curtailment of pension benefits and $5.0 million reserve for an investment. The year ended December 31, 1996 includes $8.9 million of acquired in-process research and development charges, $1.3 million of acquired inventory acquisition step-up charges, $2.5 million of facility closing and relocation costs and a $2.5 million receipt from software settlement agreement.
(3) Income (loss) before extraordinary charge represents earnings (loss) per share before an extraordinary charge of $6.3 million or $(0.16) per share for the year ended December 31, 1996.
(4) Calculated based on a weighted average number of shares outstanding of 55,138,916, 48,837,053 and 39,498,277 for the years ended December 31,
    1998, 1997 and 1996, respectively.
(5) Calculated based on a weighted average number of shares and options outstanding of 55,138,916, 49,705,758 and 39,834,904 for the years ended December 31, 1998, 1997 and 1996, respectively.
(6) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, goodwill and intangible amortization expense and other nonrecurring charges. See (2) above for nonrecurring charges.
(7) Includes redeemable preferred stock, redeemable common stock, long-term debt obligations, pension and postretirement benefits and other noncurrent obligations.

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's web site address, http://www.sec.gov.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser, Parent and GEC, p.l.c. do not have any knowledge that any such information is untrue, none of the Purchaser, Parent or GEC, p.l.c. takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

  Certain Company Projections. During the course of discussions between representatives of GEC, p.l.c. and the Company, the Company provided GEC, p.l.c. or its representatives with certain non-public business and financial information about the Company. The following is a summary of selected projected financial information for the year ended December 31, 1999 provided by the Company.

   Net sales (in millions)............................................ $1,302.5
   Earnings before interest and income taxes (in millions)............    125.0
   Net income (in millions)...........................................     57.4
   Net income per Share (diluted)..................................... $   0.98

   The Company has advised the Purchaser, Parent and GEC, p.l.c. that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to GEC, p.l.c.

The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company's internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser, Parent or GEC, p.l.c. or their respective financial advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Company, the Purchaser, Parent or GEC, p.l.c. or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser, Parent or GEC, p.l.c. or any other person who received such information considers it an accurate prediction of future events. None of the Company, the Purchaser, Parent or GEC, p.l.c. intends to update, revise or correct such projections if they become inaccurate (even in the short term).

9. Certain Information Concerning the Purchaser, Parent and GEC, p.l.c.

  The Purchaser, a Delaware corporation, was recently incorporated for the purpose of acquiring the Company and has not conducted any unrelated activities since its incorporation. The initial name of the Purchaser, and the name under which it executed the Merger Agreement and the Stockholder Agreement, was George Acquisition Corp. The principal executive office of the Purchaser is located at 1500 Mittel Boulevard, Wood Dale, IL 60191-1073 (c/o Videojet Systems International, Inc.). All outstanding shares of common stock of Purchaser are owned by Parent.

  The principal executive office of Parent, a Delaware corporation and a wholly owned indirect subsidiary of GEC, p.l.c., is located at 1500 Mittel Boulevard, Wood Dale, IL 60191-1073 (c/o Videojet Systems International, Inc.). Parent is a holding company of substantially all of the United States operations of GEC, p.l.c. All outstanding shares of common stock of Parent are indirectly owned by GEC, p.l.c.

  GEC, p.l.c. is a public limited company organized under the laws of England and Wales with its principal executive office at One Bruton Street, London WIX 8AQ. GEC, p.l.c., its subsidiaries and associated companies are principally engaged in the provision and support of intelligent electronic systems. On January 19, 1999, GEC, p.l.c. announced it had reached an agreement with British Aerospace Public Limited Company ("British Aerospace"), on the principal terms of a proposed reconstruction which will involve the separation from GEC, p.l.c. of its aerospace and defense activities and the merger of such activities with British Aerospace. As part of these transactions, GEC, p.l.c. shareholders will receive ordinary shares in and other securities of British Aerospace. This transaction is still pending; upon its completion, GEC, p.l.c. will be a high technology company focused on communications and on technology applied to medical and commercial systems.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and GEC, p.l.c. is set forth in
Schedule I hereto.

  Except as described in this Offer to Purchase, none of the Purchaser, Parent or GEC, p.l.c. (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. See Section 11.

  Except as described in this Offer to Purchase, (a) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the

Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the SEC and (b) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

  Because the only consideration in the Offer and Merger is cash, and in view of the amount of consideration payable in relation to the financial capability of GEC, p.l.c. and its affiliates, the Purchaser believes the financial condition of GEC, p.l.c. and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. Set forth below is a summary of certain selected consolidated financial information with respect to GEC, p.l.c. for the fiscal years ended March 31, 1996, 1997 and 1998 and the six months ended September 30, 1997 and 1998. The selected consolidated financial information is stated in pounds sterling. Such information is provided for supplemental information purposes only and is neither intended nor required to comply with the requirements of the Exchange Act. On March 4, 1999, The Wall Street Journal reported that, as of March 3, 1999, one pound sterling equalled 1.6138 U.S. dollars. The following information was prepared in accordance with accounting principles generally accepted in the United Kingdom (and has not been reconciled to generally accepted accounting principles in the United States).

                                  GEC, p.l.c.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                              ((Pounds) millions)

                          Six Months Ended September
                                      30,                        Year Ended March 31,
                          --------------------------- -------------------------------------------
                              1998          1997          1998           1997           1996
                          ------------- ------------- ------------- -------------- --------------
Profit and Loss Data:
Turnover(1).............  (Pounds)3,352 (Pounds)3,317 (Pounds)7,165 (Pounds)11,147 (Pounds)10,990
Profit on ordinary
 activities before
 taxation(2)............          1,393           415         1,028            707            981
Profit on ordinary
 activities attributable
 to the
 shareholders(2)........          1,108           261           658            408            623

                               at September 30,                      at March 31,
                          --------------------------- -------------------------------------------
                              1998          1997          1998           1997           1996
                          ------------- ------------- ------------- -------------- --------------
Balance Sheet Data:
Fixed assets............  (Pounds)2,805 (Pounds)1,947 (Pounds)1,717 (Pounds) 1,919 (Pounds) 2,110
Current assets..........          4,703         4,369         4,094          4,240          4,545
Creditors: due within
 one year...............          2,936         2,311         2,131          2,333          2,462
Equity shareholders'
 interest...............          3,607         2,887         2,594          2,687          3,112

--------
(1) Turnover for the six months ended September 30, 1997 and 1998 and for the fiscal year ended March 31, 1998 includes share of joint ventures. Turnover for the fiscal years ended March 31, 1996 and 1997 includes share of joint ventures and associates. In the Interim Statement for the six months ended September 30, 1998, Alstom, previously a joint venture, is included as an associate and comparative figures for the six months ended September 30, 1997 and for the fiscal year ended March 31, 1998 have been restated accordingly.
(2) In the Interim Statement for the six months ended September 30, 1998, the adoption of United Kingdom Financial Reporting Standard 12, Provisions, Contingent Liabilities and Contingent Assets resulted in a charge of (Pounds)27m in exceptional items--continuing operations for the six months to September 30, 1997 and the fiscal year ended March 31, 1998. Profit on ordinary activities before taxation and profit on ordinary activities attributable to the shareholders for these periods have been restated accordingly.

10. Source and Amount of Funds

  The Purchaser estimates that the amount of funds required to purchase all outstanding Shares on a fully diluted basis pursuant to the Offer and to pay fees and expenses related to the Offer will be approximately $1.8 billion. The Purchaser will obtain such funds directly or indirectly from GEC, p.l.c. Such funds will be obtained by GEC, p.l.c. from existing cash resources or from borrowings pursuant to the Euro 6,000,000,000 Syndicated Credit Facility dated March 25, 1999 (the "Credit Facility Agreement") among GEC, p.l.c., HSBC, p.l.c., HSBC Investment Bank PLC, as Agent, Marine Midland Bank, as U.S. Swingline Agent, and certain other financial institutions. The Credit Facility Agreement includes a 364 day revolving credit facility up to the amount of Euro 1,500,000,000 (the "364 Day Facility") and a five year revolving credit facility up to the amount of Euro 4,500,000,000 (the "Five Year Facility"). Any such borrowings will be unsecured and repayable (with a right to reborrow) on the last day of each borrowing period of up to six months. Such borrowings can be made in Euro, U.K. pounds sterling, U.S. Dollars or in any other currency which is readily available and freely transferable in the London foreign exchange market. The 364 Day Facility will terminate on March 24, 1999 and the Five Year Facility will terminate on March 25, 2003. Any such borrowings would bear interest at a rate equal to the aggregate of the London inter-bank offered rate plus 0.175 percent per annum. On March 4, 1999, The Wall Street Journal reported, that as of March 3, 1999, one Euro equalled 1.088 U.S. Dollars. The Credit Facility Agreement includes customary covenants and events of default. There are no current plans to refinance any such borrowings made under the Credit Facility Agreement.

  Parent is a designated borrower under the Credit Facility Agreement. Pursuant to a letter dated February 28, 1999 from GEC, p.l.c. to the Company, GEC, p.l.c. has agreed to cause the availability of the commitment under the Credit Facility Agreement to be an amount necessary to complete the acquisition of the Shares upon the terms and conditions set forth in the Merger Agreement. GEC, p.l.c. otherwise intends to make available to, directly or indirectly, to the Purchaser funds to enable it to complete the acquisition of all outstanding Shares, upon the terms and conditions set forth in the Merger Agreement.

11. Contacts and Transactions with the Company; Background of the Offer

  In mid-1998, representatives of GEC, p.l.c. and Marconi Communications (defined below) had discussions with representatives of the Company regarding potential commercial and strategic options of the Company and Marconi Communications. Dudley P. Sheffler, President, Chief Executive Officer and a director of the Company participated in one of these discussions.

  In response to a call from a representative of the Financial Advisors, on February 3, 1999, John C. Mayo, Finance Director of GEC, p.l.c., called Alexander Navab, Jr., a director of the Company and a director of KKR, to discuss the possibility of a strategic transaction with the Company. On February 4 and February 5, Mr. Mayo and Mr. Navab had several conversations concerning the possibility of such a transaction. Subsequent to those conversations, on February 8, Henry R. Kravis, a director of the Company and a founding partner of KKR called Lord Simpson, the Chief Executive Officer of GEC, p.l.c. to discuss a potential sale of the Company and GEC, p.l.c.'s interest in the Company. On February 10, 1999, GEC, p.l.c. entered into a confidentiality agreement with the Company.

  On February 12, 1999, representatives of GEC, p.l.c., including Mr. Mayo, met in Cleveland, Ohio with representatives of the Company, including Mr. Navab and Mr. Sheffler. During this meeting, representatives of the Company made presentations about the business of the Company, including certain financial information, and representatives of GEC, p.l.c. made a presentation on its business and technology.

  On February 16 and 17, 1999, representatives of the Company and GEC, p.l.c. met at the Company's Montreal, Quebec facilities to discuss and review some of the Company's current product offerings and new product developments. On February 17, 1999, representatives of GEC, p.l.c., including Mr. Mayo, and representatives of the Company, including Mr. Navab and Mr. Sheffler, participated in a video conference to discuss the possible sale of the Company, the scope and timing of GEC, p.l.c.'s due diligence review of the Company and certain financial, tax and legal matters. Counsel to Parent received a draft of a proposed merger agreement prepared by counsel to the Company on this date.

  On February 18, 1999, the Company received a proposal from GEC, p.l.c. to acquire the Company on terms that were not acceptable to the Company. From February 15, 1999, through February 24, 1999, negotiations between representatives of GEC, p.l.c., Credit Suisse First Boston, the Company, the Financial Advisors and KKR took place concerning the purchase price for the Company and the willingness of the Principal Stockholders, owning approximately 81.2% of the outstanding Shares, to agree to sell GEC, p.l.c. their Shares pursuant to the terms of a stockholder agreement.

  On February 24, 1999, Parent's counsel transmitted a proposed merger agreement and stockholder agreement to the Company setting forth the basis upon which Parent was prepared to proceed with a transaction to acquire the Company.

  On February 25, 1999, Mr. Mayo and counsel to GEC, p.l.c. met in New York with Mr. Kravis, Mr. Navab and James H. Greene, Jr., a director of the Company and a partner of KKR, to negotiate the terms of a possible transaction, including the purchase price. At the end of this meeting, the parties preliminarily agreed that GEC, p.l.c. or one of its United States affiliates would acquire all outstanding Shares at a purchase price of $29.50 per Share, subject to additional due diligence, the terms and conditions of a definitive agreement to be negotiated, approval by the Board and the Board of Directors of GEC, p.l.c. and certain regulatory approvals. Mr. Mayo indicated that it was a condition of GEC, p.l.c.'s willingness to have Parent and the Purchaser enter into the Merger Agreement that the Principal Stockholders enter into the Stockholder Agreement.

  From February 26, 1999, through February 28, 1999, representatives of GEC, p.l.c., its counsel and Credit Suisse First Boston undertook a due diligence review of the Company's business and financial condition, engaging in various discussions and meetings with management and employees of the Company in Cleveland, Ohio and in Dallas, Texas.

  Following further negotiations, the Merger Agreement and the Stockholder Agreement were finalized and entered into among the respective parties thereto. Mr. Navab advised Mr. Mayo that the Offer, the Merger, the Merger Agreement and the Stockholder Agreement were unanimously approved by Board of Directors of the Company at a meeting on February 28, 1999. On March 1, 1999, the full Board of Directors of GEC, p.l.c. met in London and approved Parent and Purchaser entering into the Merger Agreement and the Stockholder Agreement. On March 5, 1999, the Purchaser commenced the Offer.

  Marconi Communications Limited ("Marconi Communications"), a company incorporated in the United Kingdom and registered in England and Wales and a wholly owned subsidiary of GEC, p.l.c., has an ongoing relationship with RELTEC (UK) Limited ("RELTEC (UK)") (f/k/a Rainford Group Limited), a company incorporated in the United Kingdom and registered in England and Wales and a wholly owned subsidiary of the Company, whereby RELTEC (UK) supplies Marconi Communications with base station cabinet enclosure systems. Pursuant to this relationship, RELTEC (UK) sold Marconi Communications approximately $10.6, $17.5 and $32.5 million in equipment during the years ended March 1996, 1997 and 1998.

12. Purpose of the Offer; The Merger Agreement; Stockholder Agreement; Plans for the Company

  Purpose. The purpose of the Offer is to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

  The Merger Agreement. The Merger Agreement provides that following the satisfaction of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company) will be converted into the right to receive the Per Share Merger Consideration, without interest.

  Vote Required to Approve the Merger. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board and generally by a majority of the holders of the Company's outstanding voting securities. The Board has approved the Offer and the Merger. Consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

  Conditions to the Merger. The respective obligations of Parent, the Purchaser and the Company to effect the Merger under the Merger Agreement are subject to the satisfaction at or prior to the effective time of the Merger (the "Effective Time") of the following conditions, any or all of which may be waived by Parent, the Purchaser and the Company, in whole or in part, to the extent permitted by applicable law: (a) if required by the DGCL, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL; (b) no court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, ruling, injunction or other order that prohibits the Merger or makes the Merger illegal; and (c) any applicable waiting period under the HSR Act shall have expired or been terminated, and the other Governmental Approvals (as defined herein), the failure of which to obtain would be reasonably expected to have a Material Adverse Effect (as defined herein) or a Parent Material Adverse Effect (as defined herein) (collectively the "Required Approvals") shall have been obtained or satisfied, as the case may be, on terms satisfactory to Parent in its reasonable discretion; provided that this condition may not be asserted by the Company with respect to any Required Approval if the potential penalty for any failure to receive such Required Approval will be borne only by Parent or the Purchaser; and (d) the Purchaser, Parent or their affiliates shall have accepted for payment and purchased Shares pursuant to and subject to the conditions of the Offer or the Principal Stockholder Shares (as defined herein) upon the exercise of the Option (as defined herein) pursuant to the Stockholder Agreement.

  Termination of the Merger Agreement. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time (notwithstanding approval of the Merger by the stockholders of the Company) prior to the Effective Time: (a) by mutual written consent of Parent, the Purchaser and the Company; (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity (as defined herein) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; (c) by Parent or the Company, if the Purchaser shall have (i) failed to commence the Offer as provided in the Merger Agreement, (ii) terminated or withdrawn the Offer without purchasing any Shares pursuant to the Offer or (iii) failed to pay for Shares pursuant to the Offer by July 1, 1999 (the "Termination Date"); provided that the right to terminate the Merger Agreement as described in this subparagraph (c) shall not be available (x) to any party (including the Purchaser's failure in the case of Parent) whose failure to fulfill any obligation under the Merger Agreement has been the cause or resulted in one of the circumstances described in clause (i), (ii) or (iii), (y) to the Company in the event that the Offer has expired or has otherwise been terminated and any Principal Stockholder has failed to tender all of its Shares in accordance with the Stockholder Agreement or has withdrawn any of its Shares tendered in the Offer prior to such expiration or termination, or a breach of the Stockholder Agreement by any Principal Stockholder has been the cause or resulted in one of the circumstances described in clause (i), (ii) or
(iii) or (z) to any party if the Purchaser, Parent or their affiliates shall have exercised the Option unless such exercise subsequently is voided under the terms of the Stockholder Agreement; (d) by Parent or the Purchaser, at any time prior to the purchase by the Purchaser, Parent or their affiliates of Shares pursuant to and subject to the conditions of the Offer or the purchase of the Principal Stockholder Shares upon the exercise of the Option pursuant to the Stockholder Agreement, if (i) any representation or warranty of the Company contained in the Merger Agreement or of the Principal Stockholders contained in the Stockholder Agreement that is qualified as to materiality shall not be true and correct or any representation or warranty of the Company contained in the Merger Agreement or of the Principal Stockholders contained in the Stockholder Agreement that are not so qualified shall not be true and correct in any material respect, (ii) there shall have been a breach of any covenant or agreement (including the Company Lock-up Provisions (as defined herein)) of the Company contained in the Merger Agreement or of the Principal Stockholders contained in the Stockholder Agreement (including the Stockholder Lock-up Provisions (as defined herein)) which would materially adversely affect (or materially delay) the consummation of the Offer or the Merger or the transactions contemplated by the Stockholder Agreement, which shall not have been cured prior to the earlier of 10 business days following notice of such breach and two business days prior to the date the Offer expires; provided, however, the Company will have no right to cure a breach of the Company Lock-up Provisions; or (e) by the Company prior to the purchase by the Purchaser, Parent or their affiliates of Shares pursuant to and subject to the conditions of the Offer or the purchase of any Principal Stockholder Shares upon exercise of the Option pursuant to the Stockholders Agreement, if (i) there shall have been a material breach of any representation or warranty in the Merger Agreement or the Stockholder Agreement on the part of Parent or the Purchaser which adversely affects (or materially delays) the consummation of the Offer or (ii) there shall have been a material breach of any covenant or agreement in the Merger Agreement or the Stockholder Agreement on the part of Parent or the Purchaser which adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires.

  Acquisition Proposals. Pursuant to the Merger Agreement, the Company has agreed to immediately cease any existing discussions or negotiations with any third parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below). The Company has agreed that it will not, directly or indirectly, through any officer, director, employee, representative, agent or affiliates, including any investment banker, attorney or accountant (collectively, "Representatives") retained by the Company or any of its subsidiaries, directly or indirectly (a) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of 15% or more of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement or the Stockholder Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal") or (b) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal.

  The Merger Agreement provides further that, except as described below, neither the Board nor any committee thereof shall (a) subject to the following paragraph, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or the Purchaser, the approval or recommendation by the Board or such committee of the Offer or the Merger Agreement, (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or
(c) cause or permit the Company to enter into any agreement, including an agreement in principle or letter of intent (each, an "Acquisition Agreement") relating to any Acquisition Proposal. In addition, under the Merger Agreement, the Company has agreed to notify Parent immediately (and no later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the

Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  Nothing contained in the Merger Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the stockholders of the Company. Notwithstanding anything else to the contrary, neither the Company nor the Board shall take any action that would (x) prevent, impede or delay the Offer, the stockholder meeting relating to the Merger or the ability of the stockholders of the Company to hold a meeting to vote on the Merger or adopt the Merger Agreement, (y) prevent, impede or delay (i) the ability of the stockholders of the Company (A) to tender or sell their Shares in the Offer and (B) to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, or (ii) the ability of the Company, Parent or the Purchaser from effecting the Offer or, after the stockholders of the Company have voted in favor of the Merger and adopted the Merger Agreement, from effecting the Merger in accordance with the DGCL or (z) result in the Board not having taken all Board action required to satisfy all applicable requirements of the DGCL in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby. Notwithstanding anything to the contrary, the Company will duly call, give notice and hold a stockholders meeting, if required by the DGCL, for the purpose of considering and taking action upon the Merger Agreement and the Merger whether or not the Board has determined at any time after the date of the Merger Agreement it is no longer advisable for the stockholders of the Company to adopt the Merger Agreement. The provisions described in this and the preceding two paragraphs are referred to herein as the "Company Lock-up Provisions".

  Fees and Expenses. The Merger Agreement provides that each of Parent, the Purchaser and the Company will bear its own fees and expenses in connection with the Merger Agreement and the transactions contemplated thereby.

  Conduct of Business of the Company. Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Parent, it will and its subsidiaries will each: (a) conduct its operations according to its ordinary course of business; (b) use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, bankers, insurers, contractors, distributors, customers and others having business relationships with it.

  Prohibited Actions by the Company. Under the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Parent, from the date of the Merger Agreement until the Effective Time, neither the Company nor any of its subsidiaries will do any of the following:

    (a) amend or propose to amend its certificate or articles of incorporation or bylaws or equivalent organizational documents;

    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights and indebtedness that has or may have voting rights), except as required by options agreements as in effect as of the date hereof, or except as contemplated by the Merger Agreement, amend any of the terms of any such securities or agreements outstanding as of the date hereof;

    (c) effect any reorganization or recapitalization or split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries;

    (d) (i) incur any indebtedness for borrowed money (except for short term indebtedness incurred in the ordinary course of business pursuant to existing lines of credit) or issue any debt securities or, except in the ordinary course of business, assume, guarantee or endorse the obligations of any other person, except for intercompany indebtedness between the Company and its wholly owned subsidiaries or between any of the Company's wholly owned subsidiaries; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company) except in the ordinary course of business; (iii) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries except in the ordinary course of business; (iv) enter into or invest in any derivative financial instruments except in the ordinary course of business consistent with the Company's current investment and risk management policies (it being understood that the Company shall continue its current investment and risk management policies); or (v) mortgage or pledge any of its assets, tangible or intangible, or except in the ordinary course of business, create or suffer to exist any lien thereupon, provided that, notwithstanding anything to the contrary and without limiting the generality of the foregoing, no transaction described in clauses (iv) and (v) shall be permitted without Parent's consent for any such transaction (or series of related transactions) the value of which is in excess of $20 million;

    (e) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except, in the case of employees who are not officers or directors, for normal compensation increases in the ordinary course of business that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement (including, without limitation, the granting of stock options, restricted stock, stock appreciation rights, "phantom" stock rights or performance units);

    (f) sell, lease or otherwise dispose of, or grant any lien with respect to any assets or properties of the Company and its subsidiaries, or enter into any contract, agreement, commitment or transaction with respect to the foregoing that are, individually or in the aggregate, material to any of the Company and its subsidiaries, taken as a whole, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business;

    (g) change any of the accounting principles used by it, except as may be required as a result of a change in law, SEC guidelines or generally accepted accounting principles;

    (h) (i) acquire (by merger, consolidation, acquisition of stock or assets (including technology assets) or otherwise) any corporation, partnership or other business organization or division thereof, (ii) authorize any new capital expenditure or expenditures which, individually, is in excess of $2,500,000 or, in the aggregate, are in excess of $10,000,000; (iv) settle any litigation for amounts in excess of the greater of $200,000, individually, or $1,000,000, in the aggregate, or, with respect to any litigation as to which reserves have been recorded on the books of the Company, the amount reserved for such litigation; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (i) make any tax election or settle or compromise any tax liability, other than in the ordinary course of business;

    (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business or in accordance with their terms, or reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries or incurred in the ordinary course of business;

    (k) (i) terminate, modify, amend or waive compliance with any material provision of any of its significant agreements, or fail to take any reasonable action necessary to preserve the material benefits of any significant agreement to the Company or any of its subsidiaries or (ii) enter into any agreement which, if such agreement is entered into, would be a significant agreement;

    (l) enter into any new agreements with, or commitments to, insurance brokers or advisers extending beyond one year or extend any insurance policy beyond one year (including, for the avoidance of doubt, the directors' and officers' liability insurance policies referred to below); or

    (m) take, or agree in writing or otherwise to take, any of the foregoing actions.

  Directors. The Merger Agreement provides that promptly upon the purchase by the Purchaser of a majority of the outstanding Shares pursuant to the Offer or the purchase by the Purchaser of the Principal Stockholder Shares upon exercise of the Option pursuant to the Stockholder Agreement, and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this provision) multiplied by (ii) the percentage that the number of Shares owned by the Purchaser and its affiliates (including any Shares purchased pursuant to the Offer and the Stockholder Agreement) bears to the total number of outstanding Shares; provided, however, that until the Effective Time there shall be at least two Continuing Directors (as defined herein); and the Company shall, upon request by the Purchaser, promptly either increase the size of the Board or use its best efforts to secure the resignation of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board and shall cause the Purchaser's designees to be so elected. Promptly upon request by the Purchaser, the Company will use its best efforts to cause persons designated by the Purchaser to constitute the same percentage as is on the Board of (i) each committee of the Board, (ii) each board of directors of each subsidiary of the Company designated by the Purchaser and (iii) each committee of each such board. Notwithstanding the foregoing, until the time the Purchaser purchases Shares representing a majority of the Company's voting power on a fully-diluted basis, the Company shall use its best efforts to ensure that all of the members of the Board and such boards and committees as of the date of the Merger Agreement who are not employees of the Company or affiliates of the Principal Stockholders shall remain members of the Board and such boards and committees until the Effective Time.

  The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under the foregoing provisions of the Merger Agreement and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Parent or the Purchaser will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  After the time that the Purchaser's designees constitute at least a majority of the Board and until the Effective Time, any action by the Company with respect to the Merger Agreement and the transactions contemplated hereby which materially and adversely affects the interests of the stockholders of the Company other than Parent and its affiliates, shall require the approval of a majority of the then serving directors, if any, who are directors as of the date hereof (the "Continuing Directors"). If there is more than one Continuing Director and, prior to the Effective Time, the number of Continuing Directors is reduced for any reason, the remaining Continuing Director shall be entitled to designate a person to fill such vacancies, who shall be deemed a Continuing Director for purposes of the Merger Agreement. In the event there is only one Continuing Director and he or she resigns or is removed or if all Continuing Directors resign or are removed, he, she or they, as applicable, shall be entitled to designate his, her or their successors, as the case may be, each of whom shall be deemed a Continuing Director for purposes of the Merger Agreement. The Board shall not delegate any of the foregoing matters to any committee of the Board.

  Stock Options and Warrants. (a) Each unvested, outstanding option to purchase Shares (including any time options or performance options) ("Employee Options") issued pursuant to the Amended and Restated 1995 Stock Purchase and Option Plan for Employees of RELTEC Holdings, Inc. (the "1995 Plan") and its Subsidiaries and the 1998 Equity Participation Plan of the Company (collectively, the "Company Stock Plans") may be accelerated in connection with any change of control (as defined in the applicable Company Stock Plans) that results from the Offer or the Merger, except for the following:

    (i) Employee Options issued under the 1995 Plan to former employees of Rainford Group, plc that vest based on performance will not be accelerated but shall be converted as of the Effective Time into options that vest in equal installments over the performance measurement period remaining after the Effective Time;

    (ii) Employee Options issued to former employees of Positron Fiber Systems Corporation that by their current terms terminate upon a change of control will terminate; and

    (iii) Employee Options issued since the Company's initial public offering in March 1998 will not be accelerated (other than so-called "Stock in the Future" options which will accelerate).

  (b) At the Effective Time, each outstanding vested Employee Option (including any such option which has vested as a result of acceleration as set forth in paragraph (a) above) shall, subject to paragraph (d) below, be canceled by the Company, and each holder of any such canceled vested Employee Option shall be entitled to receive from the Company or, at Parent's option, any subsidiary of the Company (in each case, with funds provided, directly or indirectly, by GEC, p.l.c. (or any successor to the non-defense business)) in consideration for cancelation an amount in cash (less applicable withholding taxes) equal to the product of (i) the number of Shares subject to such vested Employee Option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share previously subject to such vested Employee Option.

  (c) At the Effective Time, each outstanding unvested Employee Option (other than options that by their terms are canceled or terminated) shall not be canceled or exercised but shall be amended and converted into phantom stock units equivalent to a number of ordinary shares of GEC, p.l.c. ("GEC Shares") (rounded down to the nearest whole share) determined by multiplying the number of Shares subject to such unvested Employee Option by the Conversion Ratio (as defined below), at a price per GEC Share equivalent (rounded up to the nearest whole penny) equal to (A) the exercise price for the Shares previously purchasable pursuant to such unvested Employee Option converted into pounds sterling at the Noon Buying Rate (as defined below) divided by (B) the Conversion Ratio (each, as so adjusted, a "Substitute Phantom Unit"). The value of each Substitute Phantom Unit will be payable upon exercise (less applicable withholding taxes), at Parent's election, in cash or GEC Shares (provided that such GEC Shares are publicly traded on the London Stock Exchange (the "LSE") or a U.S. stock exchange) valued at the closing sales price for a GEC Share on the London Stock Exchange on the date of exercise and shall have other terms and conditions comparable to those of the unvested Employee Option replaced by such Substitute Phantom Unit. The "Conversion Ratio" shall be equal to the Per Share Merger Consideration converted into pounds sterling at the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on the date of the Effective Time (the "Noon Buying Rate") divided by an amount equal to the average of the closing price for a GEC Share on the LSE for the twenty trading days preceding the Effective Time and weighted for trading volumes of GEC Shares on each such day. In the event another company becomes the successor ultimate parent of Parent, the shares of such successor will be substituted for GEC Shares on an equitable basis.

  (d) Subject to the need to comply with applicable legal requirements, Parent shall provide to each holder of a vested Employee Option that is to be canceled at the Effective Time in lieu of the positive cash payment pursuant to paragraph (b) above, an alternative of converting such vested Employee Option into Substitute Phantom Units on the same basis described in paragraph
(c) above.

  Indemnification of Directors and Officers. In the Merger Agreement, Parent and the Purchaser have agreed that, from and after the Effective Time, Parent and the Purchaser shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties" and individually, the "Indemnified Party") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by the Merger Agreement) to the fullest extent permitted by applicable law, for a period of not less than six years following the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

  Parent has also agreed to cause the certificate of incorporation and by-laws of the Surviving Corporation and its subsidiaries to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL and not to permit the amendment of such provisions in any manner adverse to the Indemnified Parties, as the case may be, without the prior written consent of such persons, for a period of six years from and after the date of the Merger Agreement.

  For six years after the Effective Time, the Surviving Corporation shall cause to be maintained the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are substantially equivalent) with respect to matters occurring prior to the Effective Time, to the extent such policies are available; provided that in no event shall the Surviving Corporation be required to expend, in order to maintain or procure such insurance coverage, any amount per annum greater than 150% of the current annual premiums paid by the Company for such insurance (which the Company represented and warranted in the Merger Agreement to be not more than $305,375).

  Reasonable Best Efforts. The Merger Agreement provides that, subject to the terms of the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on their part under the Merger Agreement or applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement and the Stockholder Agreement. Without limiting the generality of the foregoing, Parent, the Purchaser, Principal Stockholders and the Company agreed to cooperate with one another (i) in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any required filings in connection with the Required Approvals and any other applicable laws; (ii) in determining whether action by or in respect of, or filing with, any Governmental Entity is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement and the Stockholder Agreement; (iii) in taking all action reasonably necessary, proper or advisable to secure any necessary consents, approvals or waivers from third parties, including under existing debt obligations of the Company and its subsidiaries or to amend the notes, indentures or agreements relating to such existing debt obligations to the extent required by such notes, indentures or agreements, or to redeem or repurchase such debt obligations; (iv) in contesting any pending legal proceeding, whether judicial or administrative, relating to the Offer or the Merger including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; (v) executing any additional instruments necessary to consummate the transactions contemplated hereby; and
(vi) in seeking timely to obtain any such actions, consents and waivers and to make any such filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

  Directors and Officers. The directors of the Purchaser at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified. The officers of the Purchaser at the Effective Time, and/or any individuals designated by Parent, shall be the initial officers of the

Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

  Employee Matters. For a period of at least two years after the Effective Time, Parent shall cause the Surviving Corporation to provide benefit plans (other than any stock-based plans, programs or arrangements) that are in the aggregate substantially as favorable as the Company's existing compensation, welfare and pension benefit plans, programs and arrangements for the benefit of current and former employees and directors of the Company (subject to such modification as may be required by applicable law).

  If any employee of the Company or any of its subsidiaries becomes a participant in any employee benefit or compensation plan, arrangement, practice or policy of Parent or any affiliate of Parent, such employee shall be given credit for eligibility and vesting under such plan, arrangement, practice or policy for all service prior to the Effective Time with the Company, any of its subsidiaries, affiliates or any predecessors for which the employee would have been credited in the Company's plans immediately prior to the Effective Time.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

  Procedure for Amendment, Extension or Waiver. Subject to the third paragraph under "Directors and Officers" above, the Merger Agreement may be amended by action taken by the Company, Parent and the Purchaser at any time before or after adoption of the Merger by the stockholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made that requires the approval by the Company's stockholders without obtaining such approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

  Subject to the third paragraph under "Directors and Officers" above, the Company, on the one hand, and Parent and the Purchaser, on the other hand, may
(i) extend the time for the performance of any of the obligation or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document, certificate or writing delivered pursuant thereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of any party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  Assignment. The Merger Agreement provides that the Purchaser may assign its rights and obligations (including the right to purchase Shares in the Offer), in whole or in part, to any direct or indirect subsidiary of GEC, p.l.c. (or the successor to the non-defense business of GEC, p.l.c.) so long as the transferee agrees in writing to be bound by the Merger Agreement, but no such assignment shall relieve Parent or the Purchaser of its obligations under the Merger Agreement if such transferee does not perform such obligations.

  The Stockholder Agreement. Pursuant to the Stockholder Agreement, each of the Principal Stockholders has unconditionally agreed to tender into the Offer, and not to withdraw therefrom prior to the termination, withdrawal or expiration date of the Offer (or any extension thereof), all of the Shares beneficially owned by such Principal Stockholder (the "Principal Stockholders Shares"). Each Principal Stockholder also agreed pursuant to the Stockholder Agreement (i) promptly to exercise any "drag-along" or other rights that permit it to require any other person to sell its Shares upon a sale by such Principal Stockholder of its Shares ("Drag-Along Rights") to cause the person subject to such Drag-Along Rights to tender in the Offer, and not withdraw, any Shares held by such person and (ii) promptly to use its reasonable best efforts to cause each of its affiliates to exercise any Drag-Along Rights held by such affiliate to cause the person subject to such Drag-Along Rights to tender in the Offer, and not withdraw, any Shares held by such person.

  Each Principal Stockholder will receive the Offer Price with respect to the Shares tendered by it in the Offer. On the business day after the date the Shares are accepted for payment and purchased by the Purchaser pursuant to the Offer, the Purchaser or Parent, as the case may be, shall make payment by wire transfer of immediately available funds to each Principal Stockholder of the purchase price for such Principal Stockholder's Shares to an account designated by such Principal Stockholder.

  In addition, each Principal Stockholder has granted to the Purchaser an irrevocable option (collectively, with respect to all the Principal Stockholders' Shares, the "Option") to purchase all, but not less than all, such Principal Stockholder's Shares subject to the following two paragraphs. The exercise price for each Principal Stockholder's Share shall be the Offer Price. In the event of any change in the number or kind of such Principal Stockholder's Shares by reason of stock dividends, stock splits, recapitalizations, combinations, reclassifications, exchanges or changes of shares, then the exercise price for such Principal Stockholder's Shares shall be adjusted appropriately so that the total amount to be paid upon exercise in whole of the Option with respect to such Principal Stockholder's Shares would remain unchanged.

  The Option may be exercised prior to the termination of the Stockholder Agreement in the event that the Offer has expired or has otherwise been terminated and any Principal Stockholder has failed to tender all of its Shares or has withdrawn any of its Shares tendered in the Offer prior to such expiration or termination. Parent and the Purchaser agree that, in the event that the Option is exercised, the Purchaser will agree to purchase from any holder of Shares with tag-along or similar rights granted by any Principal Stockholder that wishes to sell its shares of Common Stock to the Purchaser of all shares of Common Stock of such holder on the same terms of the purchase pursuant to the exercise of the Option.

  The obligations of each Principal Stockholder to deliver, and the Purchaser to purchase and pay for, such Principal Stockholder's Shares, or any portion thereof, upon exercise of the Option are subject to the conditions that (i) no preliminary or permanent injunction or other order prohibiting the delivery of such Principal Stockholder's Shares issued by a court of competent jurisdiction shall be in effect and (ii) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and the other Required Approvals, shall have been obtained or satisfied, as the case may be, on terms satisfactory to Parent in its reasonable discretion; provided that this condition may not be asserted by any Principal Stockholder with respect to any Required Approval if the potential penalty for any failure to receive such Required Approval will be borne only by Parent or the Purchaser. In the event that any of the aforesaid conditions have not been satisfied at or prior to the scheduled time of closing in respect of the Option, the closing shall be delayed for such period as shall be necessary in order for such conditions to be satisfied, but in no event shall the closing be delayed by more than 60 days. If the closing does not occur within such period, the Option and the exercise of the Option shall terminate and be void. Termination of the Stockholder Agreement after a notice has been properly delivered thereunder will not terminate or otherwise affect the parties' obligations thereunder as to the exercise of the Option pursuant to such notice.

  The obligation of the Purchaser to purchase and pay for such Principal Stockholder's Shares, or any portion thereof, upon exercise of the Option is also subject to the fulfillment, or waiver by the Purchaser, of the conditions (which may be waived by the Purchaser in its sole discretion) that (i) such Principal Stockholder's representations and warranties contained in this Agreement, and the Company's representations and warranties contained in the Merger Agreement shall be true and correct on and as of the date of the closing, as though such representations and warranties were made on such date,
(ii) such Principal Stockholder shall have performed in all material respects all of its covenants and agreements under the Stockholder Agreement required to be performed at or prior to the closing or the Company shall have performed in all material respects all of its covenants and agreements under the Merger Agreement required to be performed at or prior to the closing hereunder, and
(iii) such Principal Stockholder shall have delivered to Parent and the Purchaser on the date of the closing a certificate to such effect, and the Company shall have delivered to Parent and the Purchaser on the date of the closing a certificate to such effect executed by the Chief Executive Officer of the Company.

  Except pursuant to the Stockholder Agreement, no Principal Stockholder shall, without the prior written consent of Parent, directly or indirectly (i) during the term of the Stockholder Agreement grant any proxies or enter into any voting trust, power of attorney or other agreement or arrangement with respect to the voting of such Principal Stockholder's Shares, (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of any of such Principal Stockholder's Shares during the term of the Stockholder Agreement or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. Each Principal Stockholder agrees not to seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Parent promptly and to provide all details requested by Parent if such Principal Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing. Each Principal Stockholder agrees to use its reasonable best endeavours to cause the Company to perform its obligations under the Merger Agreement. The provisions set forth in this paragraph are referred to herein as the "Stockholder Lock-up Provisions".

  Under the Stockholder Agreement, each Principal Stockholder agreed, to the extent such Principal Stockholder continues to own, or have legal rights in respect of, its Shares, that (i) at any meeting of stockholders of the Company called to vote upon the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or upon which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement is sought, such Principal Stockholder shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of such Principal Stockholder's Shares in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; and (ii) at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, such Principal Stockholder shall vote (or cause to be voted) such Principal Stockholder's Shares against (x) any Acquisition Proposal or any action which is a component of any Acquisition Proposal or would be a component of an Acquisition Proposal if it were contained in a proposal, (y) any merger agreement or merger (other than the Merger Agreement and the Merger), reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (z) any amendment of the Company's Certificate of Incorporation or By-laws which amendment would in any manner partially or wholly prevent or materially impede, interfere with or delay the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (x), (y) or (z) above, a "Competing Transaction").

  Under the Stockholder Agreement, each Principal Stockholder has irrevocably granted to, and appointed, Patricia Hoffman and Thomas Edeus and any other individual who is designated by Parent, until the termination of the Stockholder Agreement, an irrevocable proxy, coupled with an interest, and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Principal Stockholder, with respect to all such Principal Stockholder's Shares, to vote such Principal Stockholder's Shares, or grant or execute a consent or approval, in the complete discretion of Parent or the Purchaser, as the case may be, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought (i) in favor of the Merger and any transactions contemplated by, or necessary or desirable to consummate the transactions contemplated by, the Merger Agreement and the adoption of the Merger Agreement and (ii) against any Competing Transaction. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

  Confidentiality Agreement. Pursuant to a Confidentiality Agreement dated as of February 4, 1999 (the "Confidentiality Agreement"), GEC, p.l.c. and the Company agreed to keep confidential certain information exchanged between such parties. The Confidentiality Agreement also contains customary non-solicitation and standstill provisions. The Merger Agreement provides that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect and that the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement until the Purchaser purchases a majority of the outstanding Shares pursuant to the Offer.

  Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Sections 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment of the Shares. The fair value so determined could be more or less than the Offer Price or the Per Share Merger Consideration.

  If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Per Share Merger Consideration in accordance with the Merger Agreement.

  The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

  Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger.

  Plans for the Company. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable. Such changes could include changes in the Company's business, corporate structure, capitalization, management or dividend policy.

  Except as otherwise described in this Offer to Purchase, none of the Purchaser, Parent or GEC, p.l.c. have any current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13. Dividends and Distributions

  Pursuant to the terms of the Merger Agreement, the Company may not, without the prior written consent of Parent, effect any reorganization or recapitalization or split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire any of its securities or any securities of its subsidiaries.

  If, on or after March 1, 1999, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or
(c) issue or sell additional Shares (other than the issuance of Shares upon the exercise of stock options outstanding at March 1, 1999 in accordance with the terms thereof (as in effect on March 1, 1999)), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after March 1, 1999, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares or any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. Certain Conditions of the Offer

  Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return Shares promptly after termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may terminate the Offer and not accept for payment any Shares, if (i) upon expiration of the Offer as determined in accordance with the Merger Agreement, the Minimum Condition shall not have been satisfied,
(ii) upon expiration of the Offer as determined in accordance with the Merger Agreement, the HSR Act Condition shall not have been satisfied, (iii) Parent, the Purchaser and the Company shall not have obtained, on terms satisfactory to Parent in its reasonable discretion, from (A) the German Federal Cartel Office, during the one month time limit referred to in Section 40 paragraph 1 of the Act against Restraints on Competition, confirmation that the conditions for a prohibition in Section 36 paragraph 1 of the Act against Restraints on Competition are not fulfilled, or, if no such confirmation is received, the one month time limit having expired without the parties having been notified by the Federal Cartel Office that it has entered into the examination of the proposed concentration, (B) the consents, authorizations and approvals required by the Competition Act (Canada); (C) confirmation from the Italian Autorita Garante della Concorrenza e del Mercato that it does not intend to initiate a second stage investigation of the transactions contemplated by the Merger Agreement (including the Merger) or any matters arising therefrom under
Article 16 of Law no.287 of October 10, 1990; and (D) confirmation from the U.K. Office of Fair Trading that it is not the intention of the U.K. Secretary of State for Trade and Industry to refer the transactions contemplated by the Merger Agreement or any matters arising therefrom to the U.K. Monopoly and Mergers Commission, (iv) any other authorizations, consents, orders or approvals of, or declarations or filing with, or expirations of waiting periods imposed by, any governmental or regulatory (including any stock exchange) authority, agency, court, commission, body or other governmental entity (including the U.K. Panel on Takeovers and Mergers) ("Governmental Entity"), the failure of which to obtain would reasonably be expected to have a material adverse effect on the business, properties, assets, conditions (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole (a "Material Adverse Effect"), a material adverse effect on the business, properties, assets, conditions (financial or otherwise) or results of operations of Parent and its subsidiaries, taken as a whole, ("Parent Material Adverse Effect") or a material adverse effect on the ability of the Company, Parent or the Purchaser to perform its obligations under the Merger Agreement, shall not have been obtained or satisfied on terms satisfactory to Parent in its reasonable discretion or (v) at any time on or after March 1, 1999 and prior to the acceptance for payment of Shares, any of the following conditions occurs or has occurred:

    (a) there shall be pending any suit, action or proceeding by any Governmental Entity, that has a reasonable likelihood of success, (A) challenging the acquisition by Parent or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or seeking to obtain from the Company, Parent or any of their respective subsidiaries or affiliates any damages that are material in relation to the Company and its subsidiaries taken as a whole, (B) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates which are material to Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be, as a result of the Offer, the Merger or any of the other transactions contemplated by the Agreement or (C) which otherwise is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations hereunder; or

    (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to (A) Parent, the Company or any of their respective subsidiaries or affiliates or (B) the Offer or the Merger by any Governmental Entity that has or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above; or

    (c) there shall have occurred (A) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in the United States or the United Kingdom for a period of five or more business days, (B) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or United Kingdom (whether or not mandatory) or (C) any material and mandatory limitation, by any United States or United Kingdom governmental authority or agency on the extension of credit by banks or other financial institutions generally; or

    (d) since March 1, 1999, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably likely have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations hereunder; or

    (e) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement (including the Company Lock-up Provisions), or any Principal Stockholder shall have breached or failed to perform in any material respect any of its covenants or agreements under the Stockholder Agreement (including the Stockholder Lock-up Provisions), which shall not have been cured prior to 10 business days prior to the date the Offer expires; provided, however, the Company will have no right to cure a breach of the Company Lock-up Provisions and no Principal Stockholder shall have any right to cure a breach of the Stockholder Lock-up Provisions; or

    (f) any of the representations and warranties of the Company set forth in the Merger Agreement or of any Principal Stockholder set forth in the Stockholder Agreement that are qualified as to materiality shall not be true and correct or any of the representations and warranties of the Company set forth in the Merger Agreement or of any Principal Stockholder set forth in the Stockholder Agreement that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination (or, in the case of any representation and warranty made as of a specified date, as of such date) and which inaccuracy shall not have been cured prior to the earlier of 10 business days following the notice of such inaccuracy and two business days prior to the date the Offer expires; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of Parent or the Purchaser in any such case, and regardless of the circumstances (including any action or omission by the Purchaser) giving rise to any such condition makes it inadvisable to proceed with such acceptance for payment or payments.

  The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition or may be waived, subject to the Merger Agreement that the Minimum Condition may not be waived without the written consent of the Company, by the Purchaser in whole or in part at any time or from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.

15. Certain Legal Matters

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, none of the Purchaser, Parent or GEC, p.l.c. is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser, Parent and GEC, p.l.c. currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain circumstances. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) for a period of three years from the time such interested stockholders became the holders of 15% or more of such Shares unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder". The Board has approved the Merger Agreement and the Stockholder

Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Merger.

  Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 14.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by GEC, p.l.c. of a Notification and Report Form with respect to the Offer, unless GEC, p.l.c. receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. GEC, p.l.c. is in the process of making such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from GEC, p.l.c. concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by GEC, p.l.c. with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of GEC, p.l.c. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or GEC, p.l.c. or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon a preliminary examination of information provided by the Company relating to the businesses in which GEC, p.l.c. and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

 Other Foreign Laws.

  Canadian Competition Law. Under the provisions of the Competition Act (Canada) applicable to the Offer, the acquisition of the Shares under the Offer may be consummated following either: (i) the issuance by the Director of an advance ruling certificate in respect of the acquisition of the Shares under the Offer; or (ii) the expiration of a seven calendar day waiting period following the filing by GEC, p.l.c. of a short-form pre-merger notification filing pursuant to Part IX of the Competition Act (Canada), with respect to the Offer, unless GEC, p.l.c. is required by the Director to file a long-form pre-merger notification filing. GEC, p.l.c. is in the process of making its filing of a short-form pre-merger notification filing and its request for an advance ruling certificate. If, within the initial seven day waiting period, the Director requests a long-form filing in respect of the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the 21st calendar day after the requested long-form filing had been receipted by the Canadian Competition Bureau. Thereafter, such waiting period may be extended only by order of the Canadian Competition Tribunal. In addition, if the Director raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such discussions and negotiations continue. Expiration or termination of the applicable waiting period under the Competition Act (Canada) is a condition to the Purchaser's obligation to accept for payment and pay for the Shares tendered pursuant to the Offer.

  The Director and the Canadian Competition Bureau frequently assess whether transactions, such as the Purchaser's proposed acquisition of the Company, will or will be likely to prevent or lessen competition substantially in any relevant market. At any time before and within three years after the Purchaser's acquisition of the Shares pursuant to the Offer, the Director may file an application with the Canadian Competition Tribunal to, among other things, enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of the substantial assets of the Company or its subsidiaries or GEC, p.l.c. or its subsidiaries. If the Director issues an advance ruling certificate in respect of the acquisition of the Shares under the Offer, the Director will have no further ability to challenge the Offer. Private parties may not bring legal action under the Competition Act (Canada) with respect to the proposed acquisition of Shares by the Purchaser. Based upon a preliminary examination of information provided by the Company relating to the businesses in which GEC, p.l.c. and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not prevent or lessen competition substantially in any relevant market. Nevertheless, there can be no assurance that a challenge to the Offer by the Director will not be made or, if such a challenge is made, of the result thereof.

  UK Competition Law. Under the UK Fair Trading Act 1973, the OFT has jurisdiction to investigate the proposed acquisition of the Company. The OFT will then advise the Secretary of State whether to refer the proposed acquisition to the MMC. There is an informal timetable of up to forty five working days from the date of notification for the Secretary of State to make his decision. If the proposed acquisition is referred to the MMC, the MMC has a maximum of six months to investigate the acquisition and report to the Secretary of State. If the MMC determines that the acquisition is likely to operate against the public interest, the Secretary of State may prohibit the acquisition or require undertakings and/or divestments from GEC, p.l.c. It is a condition of the Offer that confirmation is received from the OFT that it is not the intention of the Secretary of State to refer the proposed acquisition to the MMC, but it is possible to consummate the Offer prior to receiving such confirmation, if the Purchaser should wish to do so.

  German Competition Law. The proposed acquisition of the Company must be notified to the FCO pursuant to section 39 of the German Act. The Offer may not be consummated until confirmation is received from the FCO that the conditions for a prohibition in section 36 paragraph 1 of the German Act are not fulfilled or, if no such confirmation is received, that the one month time limit (from the date of notification) as laid down in section 40 paragraph 1 of the German Act has expired without the parties having been notified by the FCO that it has entered into a detailed examination of the proposed acquisition of the Company (which may take a maximum of a further three months). The Offer is conditional upon receipt of such confirmation or the expiration of the time period without such notification by the FCO. If the conditions for a prohibition in section 36 paragraph 1 of the German Act are fulfilled, the FCO must prohibit the consummation of the Offer.

  Italian Competition Law. Under Law no.287 of October 10, 1990, the proposed acquisition must also be notified to the Italian Authority. The offer is conditional upon receipt of confirmation that the Italian Authority does not intend to initiate a second stage investigation of the transaction contemplated by the Merger Agreement or any matters arising therefrom under
Article 16 of Law no.287 of October 10, 1990. The Italian Authority has 30 days from the date of notification (with the ability to suspend such 30 day term if the information supplied with the notification is incomplete) in which to decide whether to institute such an investigation (which may take a maximum of a further 75 days, in the case of an opening of a second stage investigation), but there is no prohibition on consummating the Offer prior to receiving clearance, if the Purchaser should wish to do so. If the Italian Authority concludes that the acquisition will create or strengthen a dominant position as a result of which competition is eliminated or substantially reduced in the Italian market, the Italian Authority may prohibit consummation of the Offer, permit consummation subject to conditions or, if the Offer has already been consummated, order divestment.

16. Fees and Expenses

  Credit Suisse First Boston is acting as Dealer Manager in connection with the Purchaser's acquisition of the Company and is acting as financial advisor to GEC, p.l.c. in connection with the Offer. Credit Suisse First Boston will receive reasonable and customary compensation for its services as financial advisor and Dealer Manager in connection with the Offer. GEC, p.l.c. has also agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses related to such services, including the reasonable fees and expenses of its counsel, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

  The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the Federal securities laws.

  None of the Purchaser, Parent or GEC, p.l.c. will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, Parent or GEC, p.l.c. becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser reserves the right to amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or to make any representation on behalf of the Purchaser, Parent or GEC, p.l.c. not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser, Parent and GEC, p.l.c. have filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing such additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the SEC).

                                          GEC Acquisition Corp.

March 5, 1999

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                     GEC, P.L.C., PARENT AND THE PURCHASER

Directors and Executive Officers of The General Electric Company, p.l.c.

  The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of The General Electric Company, p.l.c. All the directors and officers listed below are citizens of the United Kingdom, except for Mr. Seitz, who is a citizen of the United States. Directors are indicated by an asterisk.

                                 Present Principal Occupation or Employment
Name and Business Address             and Five-Year Employment History
-------------------------        ------------------------------------------

Sir Roger Hurn*            Chairman of The General Electric Company, p.l.c. (1998-
The General Electric       present); Chairman of Smithe Industries plc (1994-
Company, p.l.c.            1998).
One Bruton Street
London, WIX 8AQ
(England)

The Rt Hon Lord Simpson*   Executive Director and Managing Director of The General
The General Electric       Electric Company, p.l.c. (1996-present); Chief
Company, p.l.c.            Executive of Lucas Industries plc (1994-1996).
One Bruton Street
London, WIX 8AQ
(England)

Ronald Edward Artus*       Non-executive Director of The Securities and Futures
The Securities and         Authority Limited (1994-present).
Futures Authority
Limited
Cottons Centre
Cottons Lane
London, SE1 2QB
(England)

William Martin Castell*    Chief Executive of Nycomed Amersham plc (formerly
Nycomed Amersham plc       Amersham International plc) (1994-present).
Little Chalfont
Buckinghamshire, HP7 9NA
(England)

The Rt Hon The Baroness    Executive Director of John Swire & Sons Ltd. (1996-
Dunn*                      present); Senior Member of The Hong Kong Executive
John Swire & Sons Ltd.     Council (1994-1995).
59 Buckingham Gate
London, SW1E 6AJ
(England)

Peter Oliver Gershon*      Executive Director of The General Electric Company,
Marconi Electronic         p.l.c. (1994-present); Managing Director of Marconi
Systems Limited            Electronic Systems Limited (formerly GEC-Marconi
The Grove, Warren Lane     Limited) (1994-present).
Stanmore, Middlesex HA7
4LY (England)

Sir Christopher Harding*   Chairman of United Utilities PLC (1997-present);
United Utilities PLC       Chairman of Legal & General Group Plc (1994-present).
55 Grosvenor Street
London, WIX 9DA
(England)

Sir Charles Masefield*     Executive Director and Vice Chairman of The General
The General Electric       Electric Company, p.l.c. (1998-present); Head of
Company, p.l.c.            Defence Export Services at the U.K. Ministry of Defence
One Bruton Street          (1994-1998).
London W1X 8AQ (England)

Michael Lester*            Executive Director of The General Electric Company,
The General Electric       p.l.c. (1994-present); Vice Chairman of The General
Company, p.l.c.            Electric Company, p.l.c. (1994-present).
One Bruton Street
London, WIX 8AQ
(England)

John Charles Mayo*         Finance Director of The General Electric Company,
The General Electric       p.l.c. (1997-present); Finance Director of Zeneca Group
Company, p.l.c.            PLC (1994-1997).
One Bruton Street
London, WIX 8AQ
(England)

                                 Present Principal Occupation or Employment
Name and Business Address             and Five-Year Employment History
-------------------------        ------------------------------------------

Robert Ian Meakin*         Executive Director of The General Electric Company,
The General Electric       p.l.c. (1998-present); Personnel Director of The
Company, p.l.c.            General Electric Company, p.l.c. (1996-present);
One Bruton Street          Personnel Director of British Aerospace plc (1994-
London, WIX 8AQ            1996).
(England)

Dr. Alan Walter Rudge*     Chairman of WS Atkins plc (1997-present); Deputy Chief
WS Atkins plc              Executive of British Telecommunications plc (1996-
25 Old Broad Street        1997); Managing Director, Development and Procurement,
London, EC2N 1HN           of British Telecommunications plc (1994-1995).
(England)

The Hon Raymond G. H.      Vice-Chairman of Lehman Brothers International (1995-
Seitz*                     present); American Ambassador to the Court of St.
Lehman Brothers            James's (1994).
International
One Broadgate
London, EC2M 7HA
(England)

Nigel John Stapleton*      Co-Chairman of Reed Elsevier plc (1996-present);
Reed Elsevier plc          Chairman of Reed International PLC (1997-present);
25 Victoria Street         Deputy Chairman of Reed International PLC (1994-1997);
London, SW1H OEX           Chief Financial Officer of Reed Elsevier plc (1994-
(England)                  1996).

Norman Charles Porter      Secretary of The General Electric Company, p.l.c.
The General Electric       (1994-present).
Company, p.l.c.
One Bruton Street
London, WIX 8AQ
(England)

Directors and Executive Officers of GEC Incorporated

  The following table sets forth the name, business address, present occupation or employment and five-year employment history of each of the directors and executive officers of GEC Incorporated. All the directors and officers listed below are citizens of the United States, except for Mr. Lester, who is a citizen of the United Kingdom. Directors are indicated by an asterisk.

                                             Present Principal Occupation or Employment
 Name and Business Address                        and Five-Year Employment History
 -------------------------                   ------------------------------------------
                                           Executive Director of The General Electric
 Michael Lester*                           Company, p.l.c.
 The General Electric Company, p.l.c.      (1994-present); Vice Chairman of The General
 One Bruton Street                         Electric Company, p.l.c. (1994-present).
 London, WIX 8AQ (England)

 William B. Korb*                          President and CEO of Gilbarco Inc. (1994-present).
 Gilbarco Inc
 7300 W. Friendly Avenue
 P.O. Box 22087
 Greensboro, NC 27420

 Cary J. Nolan*                            President and CEO of Picker International,
 Picker International, Inc.                Inc. (1994-present).
 595 Miner Road
 Highland Hts., OH 44143

 Thomas R. Edeus                           Treasurer of GEC Incorporated (1997-present);
 GEC Incorporated                          Videojet Systems International, Inc. (1997-
 c/o Videojet Systems International, Inc.  present) and A.B. Dick Company (1994-1997).
 1500 Mittel Boulevard
 Wood Dale, IL 60191-1073

 Patricia A. Hoffman                       Secretary of GEC Incorporated (1997-present);
 GEC Incorporated                          Attorney for Videojet Systems International,
 c/o Videojet Systems International, Inc.  Inc. (1997-present) and A. B. Dick Company
 1500 Mittel Boulevard                     (1994-1997).
 Wood Dale, IL 60191-1073

Directors and Executive Officers of GEC Acquisition Corp.

  The following table sets forth the name, business address, present occupation or employment and five-year employment history of each of the directors and executive officers of GEC Acquisition Corp. All the directors and officers listed below are citizens of the United States, except for Mr. Mayo, who is a citizen of the United Kingdom. Directors are indicated by an asterisk.

                                            Present Principal Occupation or Employment
 Name and Business Address                       and Five-Year Employment History
 -------------------------                  ------------------------------------------
 John Charles Mayo*                       President and Treasurer of GEC Acquisition
 The General Electric Company, p.l.c.     Corp. (1999-present); Finance Director of The
 One Bruton Street                        General Electric Company, p.l.c. (1997-
 London, WIX 8AQ (England)                present); Finance Director of Zeneca Group
                                          PLC(7) (1994-1997).

 William B. Korb*                         Vice President of GEC Acquisition Corp. (1999-
 Gilbarco Inc.                            present); President and CEO of Gilbarco Inc.
 7300 W. Friendly Avenue                  (1994-present).
 P.O. Box 22087
 Greensboro, NC 27420

 Patricia A. Hoffman*                     Vice President and Secretary of GEC
 GEC Incorporated                         Acquisition Corp. (1999-present); Secretary of
 c/o Videojet Systems International, Inc. GEC Incorporated (1997-present); Attorney for
 1500 Mittel Boulevard                    Videojet Systems International, Inc. (1997-
 Wood Dale, IL 60191-1073                 present) and A. B. Dick Company (1994-1997).

  Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   ChaseMellon Shareholder Services, L.L.C.

      By Facsimile                                       Confirm by Telephone:
      Transmission:
      (For Eligible
   Institutions Only)

     (201) 296-4293                                     (201) 296-4860


        By Mail:             By Overnight Courier:         By Hand:

     Reorganization             Reorganization             Reorganization
       Department                 Department                 Department
      P.O. Box 3301           85 Challenger Road            120 Broadway
  South Hackensack, NJ         Mail Stop--Reorg              13th Floor
          07606               Ridgefield Park, NJ        New York, NY 10271
                                     07660


  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           Georgeson & Company Inc.

                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                     The Dealer Manager for the Offer is:

                    Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                            New York, NY 10010-3629
                         Call Toll-Free (800) 646-4543